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                                                                    EXHIBIT 12.1


                   NABORS INDUSTRIES LTD. AND SUBSIDIARIES
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                     (In thousands, except ratio amounts)


                                               Six Months Ended
                                                   June 30,                             Year Ended December 31,
                                             ---------------------    -------------------------------------------------------------
                                                2003       2002          2002        2001         2000         1999         1998
                                             ---------   ---------    ---------    ---------    ---------    ---------    ---------
Income before income taxes                   $  70,018   $  90,083    $ 140,774    $ 557,612    $ 229,743    $  45,629    $ 199,981
Less earnings from affiliates,
        net of dividends                        (1,762)     (2,124)      (4,900)     (15,833)     (10,333)         343          305
Add amortization of capitalized interest           460         409          843          768          661          526          516
Add fixed charges as adjusted (from below)      40,332      30,603       70,341       63,774       37,655       31,165       16,040
                                             ---------   ---------    ---------    ---------    ---------    ---------    ---------
        Earnings                             $ 109,048   $ 118,971    $ 207,058    $ 606,321    $ 257,726    $  77,663    $ 216,842
                                             ---------   ---------    ---------    ---------    ---------    ---------    ---------

Fixed charges:
    Interest expense:
        Interest on indebtedness             $  20,324   $  11,282    $  31,156    $  22,921    $  28,122    $  30,088    $  14,974
        Capitalized                                564         735        1,125        1,609        2,021          154        2,648
    Amortization of debt related costs (1)      18,390      17,751       35,912       37,801        7,248          307          489
    Interest portion of rental expense           1,618       1,570        3,273        3,052        2,285          770          577
                                             ---------   ---------    ---------    ---------    ---------    ---------    ---------
    Fixed charges before adjustments            40,896      31,338       71,466       65,383       39,676       31,319       18,688
    Less capitalized interest                     (564)       (735)      (1,125)      (1,609)      (2,021)        (154)      (2,648)
                                             ---------   ---------    ---------    ---------    ---------    ---------    ---------
    Fixed charges as adjusted                $  40,332   $  30,603    $  70,341    $  63,774    $  37,655    $  31,165    $  16,040
                                             ---------   ---------    ---------    ---------    ---------    ---------    ---------

Ratio (earnings divided by fixed charges
     before adjustments)                          2.67        3.80         2.90         9.27         6.50         2.48        11.60
                                             ---------   ---------    ---------    ---------    ---------    ---------    ---------



(1) Includes deferred financing, discount and premium amortization